ASSET PURCHASE AGREEMENT

BY AND BETWEEN

SPINDLE INC.

AND

C&H FINANCIAL SERVICES, INC.

i

TABLE OF CONTENTS
(continued)

ii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), is made as of the date of signing by and between  Spindle, Inc. 8700 E. Vista Bonita #260, Scottsdale, AZ 85255 (the “Company”) and C&H Financial Services, Inc., an Illinois business corporation (“Purchaser”).  From time to time, Company and Purchaser are referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS The Company is in the business of providing, selling, and/or re-selling software services, credit, debit, and gift card processing services (“Merchant Processing”), and related goods and services to merchants (the “Business”);

WHEREAS Company is paid a monthly residual income stream in relation to Merchant Processing provided to certain merchants (the “Portfolio Residual” as further defined below); and

WHEREAS Company desires to sell to Purchaser and Purchaser desires to purchase from Company the Portfolio Residual and all applicable rights related thereto which are owned by Company, and all proceeds and revenues derived therefrom;

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties hereto agree as follows:

1.

Defined Terms Used in this Agreement. In addition to the terms defined above or otherwise within this Agreement (undefined capitalized terms in this article are defined elsewhere herein), the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

1.1

“Accounts Receivable” means all accounts and notes receivable of the Company in relation to the Portfolio Residual existing at the Closing Date.

1.2

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person.

1.3

“Agreement” means this Asset Purchase Agreement, including the Exhibits and Schedules attached hereto or otherwise incorporated by reference.

1.4

“Assigned Contracts” or “Assigned Agreements” are used interchangeably, and each term means those contracts and/or agreements to which Company is a party and which are assigned to Purchaser hereunder, including  contacts and/or agreements that derive Portfolio Residual from  Merchants and other selected agreements such as certain Referral Agreements,  marketing agreements and vendor agreements. Purchaser shall have the right, but not the obligation to accept assignment over all Company’s Assigned Contracts or Assigned Agreements, at Purchaser’s sole discretion.

Company Initials ________                                                                                                            Purchaser Initials ________

1.5

 “Closing” means the consummation of the transactions contemplated by this Agreement, subject to the conditions within this Agreement.

1.6

 “Confidential Information” means all information of any kind concerning any Party or its Affiliates, obtained directly or indirectly from such Party in connection with this Agreement except information (a) ascertainable or obtained from public or published information, (b) received from a third party not known by the receiving party to be under an obligation to the disclosing party to keep such information confidential, (c) which is or becomes known to the public (other than through a breach of this Agreement), or (d) which was in the receiving party’s possession prior to disclosure thereof to the receiving party in connection herewith.

1.7

“Knowledge” shall have the meanings set forth in subsections (a) and (b) below.

(a)

An individual will be deemed to have Knowledge of a particular fact or other matter if (i) that individual is actually aware of the fact or matter or (ii) a prudent individual could be expected to discover or otherwise become aware of the fact or matter in the course of conducting a reasonable investigation regarding the accuracy of the statement, a representation or warranty made with respect thereto.

(b)

A party, other than an individual, will be deemed to have Knowledge of a particular fact or other matter if any individual who is servicing, or who has at any time served, as a director, officer, member, partner, employee, agent, executor or trustee of that party (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) above), and any such individual will be deemed to have conducted a reasonable investigation regarding the accuracy of the statements, representations and warranties made herein by that party.

1.8

“Liability” means any liability, debt, or other obligation of any nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes.

1.9

 “Lien” means any mortgage, pledge, assessment, security interest, lien, license, royalty payment, liability, interest, adverse claim, levy, charge or other encumbrance of any kind, or any right of first refusal, conditional sale contract, option, title retention contract, or other contract to give or to refrain from giving any of the foregoing.

1.10

“Material Adverse Effect” means a material adverse effect on (i) the accounts that contribute to the Portfolio Residual; and/or (2) the total revenue generated through the Portfolio Residual.

Company Initials ________                                                                                                            Purchaser Initials ________

1.11

 “Merchant” means any customer for whom the Company receives residual payments as a component of the Portfolio Residual; merchants are individually referred to as a “Merchant”, and collectively referred to as the “Merchants.”  The Merchants are further identified in one or more schedules attached hereto and incorporated herein by reference.

1.12

“Merchant Agreement” each Merchant’s respective agreement(s) with Company and/or one or more third party credit, debit, and/or gift card processors for such services and related goods.

1.13

“Net Revenues” shall be defined as the value of the gross revenues derived from the Portfolio Residual, less all present and future (i) fees owed to one or more Referral Agents and/or other third parties in connection with the Portfolio Residual, Merchant Accounts, and other Purchased  Assets; (ii) fees and/or costs resulting from or related to the Portfolio Residual and/or Business; and (iii) operating expenses relating to the maintenance and/or servicing of the Merchant accounts that comprise the Portfolio Residual. The multiple shall be calculated based upon the average monthly Net Revenue for the three months immediately preceding the Closing.

1.14

 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.15

“Portfolio Residual” means Company’s rights to and/or ownership interests in the past, present, and all future monthly residual income payments, either paid from or remitted by a third party credit, debit, and/or gift card processor and/or independent sales organization (“ISO”) to Company, in relation to Merchant Processing services provided to Merchants, and the proceeds therefrom and/or any Merchant Agreement.

1.16

 “Purchaser” means C&H Financial Services, Inc.

1.17

“Referral Agent” means any independent sales organization (“ISO”), sales agent, sub-ISO, marketing agent, referral agent, referral partner, and/or any other third party referral source, that has at any time (past or present) secured an agreement with one or more Merchants that fall within or whose Merchant Agreements contribute to the Portfolio Residual.

1.18

 “Referral Agreement” means any contract or agreement (i) between Company and any Referral Agent;  (ii) and contract or agreement to which Company t has assumed certain rights in relation to a Merchant Account secured through the efforts of a Referral Agent.

2.

Assets.

2.1

Purchased Assets.

Upon the terms and subject to the conditions of this Agreement, at the Closing, Company shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase from Company, all of Company’s rights, title and interest in and to certain of Company’s assets (the “Purchased Assets”), as identified below.

Company Initials ________                                                                                                            Purchaser Initials ________

(a)

The Portfolio Residual and all rights related thereto, as defined in Article 1 herein and as further identified or othwewise set forth in Schedule 2.1(A), including but not limited to all of Company’s rights and interests therein, as well as and all other assets, income, or other monetary payments relating to any of the Portfolio Residual and/or Merchant Agreement(s).  Schedule 2.1(A) shall identify all Merchant Accounts that contribute to the Portfolio Residual by entity name, MID, address, and legal information, and shall identify all other applicable information related thereto.  The proceeds of the Portfolio Residual shall be assigned by Company to Purchaser upon Closing.  To the extent that any proceeds from the Portfolio Residual are not remitted directly by the third party payor to Purchaser, whether because a portion of the proceeds resulting from the Portfolio Residual was not effectively assigned to Purchaser or for any other reason, Company shall upon receipt, immediately remit all such proceeds to Purchaser for so long as any such proceeds are transmitted to, deposited with, or otherwise received by Company. Any supplemental information required or desired by Purchaser shall be provided by Company to Purchaser upon request.

(b)

The Assigned Agreements as of the Closing Date and all proceeds therefrom, including but not limited to all of Company’s right, title and interest in those contracts, licenses, purchase orders, contractual rights, and other agreements, as identified in Schedule 2.1(B) (identifying each third party for each Assigned Agreement) as well as all agreements and/or contracts subsequently identified which are in any way connected with or related to the Portfolio Residual and/or the revenues, profits, and proceeds therefrom. (Purchaser shall have the right, but not the obligation to accept assignment over all Company’s Assigned Agreements, at Purchaser’s sole discretion);

(c)

All present and future Accounts Receivable in relation to the Portfolio Residual as of the Closing Date and all proceeds therefrom;

(d)

All proprietary and confidential data, information and materials in relation to the Portfolio Residual, including, but not limited to customer and supplier lists, databases, programs, pricing information, processes, know-how, books and records, financial information and all documentation related thereto (“Proprietary Information”);

(e)

All rights and interests that Company may have in materials, data and information provided by or collected about or on behalf of Company’s clients and/or customers in relation to the Portfolio Residual and/or all Merchant Accounts comprising the Portfolio Resodual (individually and collectively, “Client Information”).

2.2

Assumed Liabilities. The only liability that Purchaser shall assume shall be the payment obligation of residual fees to Referral Agents as set forth within Schedule 2.2 (which Purchaser reasonably determines to have a legitimate right to residual fees and which has complied with Purchaser’s reasonable compliance requests) on a forward basis in relation to the Portfolio Residual, but only in relation to any such fees that accrue based upon Merchant processing activities that occur no less than one month after the Closing Date.  Purchaser shall not assume or otherwise be responsible for any other Liabilities, debts, or obligations of Company. Except as set forth within Schedule 2.2, Company shall retain all of Company’s Liabilities, debts, and obligations in relation to Company’s Business and the Purchased Assets.

Company Initials ________                                                                                                            Purchaser Initials ________

Purchaser shall not be responsible for payment of any of Company’s pending or future obligations whatsoever, except as set forth above in relation to the Referral Agents as qualified by this Agreement, including this Section 2.2. For clarificaiton, and without limiting Company’s continued obligations in relation to its Liabilities, Company shall be liable to Referral Agents for the payment of any and all debts and/or residual fees owed to Referral Agent(s) that accrue less than one month prior to the Closing Date.

2.3

Closing; Delivery.

(a)

Subject to Company’s satisfaction of all conditions to Closing under Article 8 (including as well those conditions within Section 8.1 through 8.5) unless such Closing conditions are waived by Purchaser in a separate writing, the purchase and sale of the Purchased Assets shall take place remotely via the exchange of documents and signatures, at [____] [_].m. PT, on June __, 2015, or at such other time and place as the Company and Purchaser mutually agree upon, orally or in writing, (which time and place are designated as the “Closing” or the “Closing Date”).

(b)

At the Closing, the Company shall deliver to Purchaser (i) a properly signed bill of sale listing and identifying all Purchased Assets (within the schedules attached thereto); and take all actions necessary in order to effectuate the transaction. At the Closing, Purchaser shall pay the Closing Payment (as defined below) in immediately available funds to Company either by check payable to the Company or by wire transfer to a bank account designated by the Company.

2.4

Free and Clear. Company shall sell, transfer, convey, assign and deliver the Purchased Assets free and clear of all Liens.  Company and shall retain the responsibility for full and complete compliance with any and all laws related or applicable to the bulk transfer or sale of assets including all individual states within the United States (“U.S.”), all municipalities within all U.S. States, and/or U.S. federal law (collectively the “Bulk Sales Laws”).  Company shall indemnify, defend, and hold harmless Purchaser for any costs, expenses, liabilities, fines, fees, penalies, and/or costs (including without limitation  administrative costs, court costs, and attorneys’ fees), for any direct or indirect violation or non-compliance by any Party with the Bulk Sales Laws as a result of this transaction.

3.

Representations and Warranties of the Company.  Company hereby represents and warrants to Purchaser that the following representations are true and complete as of the date of the Closing.

3.1

Organization, Good Standing, Corporate Power and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.  The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

Company Initials ________                                                                                                            Purchaser Initials ________

3.2

Authorization.  All actions required to be taken by the Company’s board of directors in order to authorize the Company to enter into this Agreement has been taken or will be taken prior to the Closing.  All actions on the part of the Company’s board of directors necessary for the execution and delivery of this Agreement, the performance of all obligations of the Company under the Agreement to be performed as of the Closing, and the sale of the Purchased Assets has been taken or will be taken prior to the Closing.  This Agreement, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company.

3.3

Litigation.  There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company’s Knowledge, currently threatened against the Company or any officer, director, employee, or manager of the Company (arising out of their employment or management relationship with the Company) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect upon the potential financial value of the Purchased Assets. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the Portfolio Residual or any payment obligation of the Company in relation thereto.

3.4

Compliance with Other Instruments. The execution, delivery and performance of this Agreement and of the transactions contemplated by this Agreement will not result in Company’s violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a breach or default under any other contract or agreement to which Company is a party; or (ii) an event which results in the creation of any lien, charge or encumbrance upon the Purchased Assets.

3.5

Certain Transactions.

There are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, managers, employees or any Affiliate thereof that could potentially result in any decline in the value of the Purchased Assets, or otherwise prevent the Purchased Assets from transferring free and clear of any third party claims.

3.6

Property Transfer Free and Clear; Compliance with Bulk Sales Laws. The Purchased Assets are free and clear of all mortgages, deeds of trust, Liens, loans and encumbrances, statutory liens for the payment of taxes, and liens that arise or arose in the ordinary course of business (regardless of whether or not such liens materially impair the Company’s ownership or use of such property or assets). The Company has taken all actions necessary to ensure that the Purchased Assets are transferred to Purchaser free and clear of any and all past, present, and/or potential future Liens, encumbrances, and/or claim of a security interest in or against such Purchased Assets, which has or may be made by any investor, lender, creditor, or other third party.  Company has complied with and will continue to comply with all Bulk Sales Laws, where applicable. Company has taken all steps, actions, and undertakings necessary to ensure and guarantee that (i) the transaction contemplated under this Agreement complies with all Bulk Sales Laws; and (ii) neither Party shall incur any liability of any nature under any Bulk Sales Laws as a result of the transaction contemplated under this Agreement.

Company Initials ________                                                                                                            Purchaser Initials ________

3.7

Changes to Monthly Revenue from Portfolio Residual. Since December 31, 2014, there has been no events or circumstances of any kind that have had or could reasonably be expected to result in a Material Adverse Effect on the Net Revenue from the Portfolio Residual.

3.8

Disclosure.  The Company has made available to the Purchaser all the information reasonably available to the Company that the Purchaser have requested for deciding whether to acquire the Purchased Assets, including, without limitation the Company’s projections in relation to future projected residual fees that are part of the Purchased Assets.  No representation or warranty of the Company contained in this Agreement, and no certificate furnished or to be furnished to Purchaser at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

3.9

Data Privacy.  In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), the Company is and has been in compliance with all applicable laws in all relevant jurisdictions, the Company’s privacy policies and the requirements of any contract or codes of conduct to which the Company is a party.  The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure.  The Company is and has been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

3.10

Purchased Assets. Schedules 2.1(A) and 2.1(B)  contain true and correct descriptions of all of the Purchased Assets and information available to Company in relation thereto.  Any third party holding the Purchased Assets is doing so on behalf of and for the benefit of the Company and has no interest, claim or Lien in or on the Purchased Assets.  Subsequent to Closing, any such third party will be obligated to promptly deliver such Purchased Assets to Purchaser upon request. The Company has or will prior to Closing and receipt of the Closing Payment obtain all consents, assignments, and/or approvals necessary to effectuate the assignment to Purchaser of the Purchased Assets (including without limitation the revenues derived from the Portoflio Residual), all rights in relation thereto, and all present and/or future proceeds derived therefrom.  All Company’s present and future rights in relation to the revenues derived from the Portfolio Residual have been or will be assigned to Purchaser, and Company has, or shall prior to Closing, obtain all third party consents necessary to ensure that all such revenues are paid to Purchaser on a continuous basis as of the Closing Date and all times thenafter.  Company shall provide Purchaser with any and all supplemental information Purchaser requests in relation to the Purchased Assets, and Company shall ensure that Purchaser obtains (i) all rights in relation thereto; and (ii) ownership and control over all proceeds derived therefrom.

Company Initials ________                                                                                                            Purchaser Initials ________

3.11

Interest Holder; Title. Company is the only party with an ownership interest in the Purchased Assets, rights, and other property interests sold through this Agreement, and no other party has any ownership interest in, rights concerning, enforceable claim in relation to the Purchased Assets sold under this Agreement by Company.  Company has and will sell, transfer, convey, assign and deliver to Purchaser good and marketable title to the Purchased Assets and immediately following Closing, Purchaser shall own the Purchased Assets free and clear of any and all Liens.

3.12

Assigned Agreements.  The Assigned Agreements are all of the material contracts and agreements applicable to the Portfolio Residual and the owership thereof.  Each of the Assigned Agreements was properly executed by all parties identified therein, is in full force and effect, and there is no breach or default or threatened default by any party thereto. There are no written agreements or contracts between Company and any Referral Agent.  Company will put forth its best efforts in order to help Purchaser secure referral agreements with each Referral Agent. The Company has or will obtain all consents and approvals necessary to effectuate the assignment to the Purchaser of all Assigned Agreements. Company has not been prepaid any amount under any Assigned Agreement.

3.13

Proprietary Information; Client Information; Clients. Company owns and will effectively transfer and assign to Purchaser all of Company’s Proprietary Information and Client Information in relation to the Purchased Assets. Company has kept confidential and safeguarded the disclosure of such Proprietary Information and Client Information consistent with industry standards.  Company is fully entitled, authorized and permitted to assign, transfer and deliver to Purchaser all Proprietary Information and all Client Information. At or before Closing, Company shall deliver to Purchaser a true and complete list of (i) the Merchants whose accounts comprise the Portfolio Residual; and (ii) the fees and revenues received by Company paid to Company by or in relation to such Merchants from January 1, 2014 through March 31, 2015.  There is no reason to believe that (i) any Merchant and/or Referral Agent intends to modify or terminate its relationship with Company, (ii) subsequent to Closing, any Merchant and/or Referral Agent will not commence and continue a relationship with Purchaser on substantially the same terms as with Company, or (iii) any Merchant and/or Referral Agent will terminate or cancel (or attempt to terminate or cancel) any Assigned Agreement.

3.14

Payments to Referral Agents; Accuracy and Completeness of Schedule 2.2.  Company has paid all Referral Agents any and all fees owed to each such Referral Agent when such payment obligations came due.  As of the Closing Date, there shall not be any past due, deliquent, or otherwise unpaid or underpaid referral fees owed by Company to any Referral Agent.  The revenue splits owed and paid to each Referral Agent in relation to the Merchant accounts that contribute to the Portfolio Residual are accurately and fully identified in Schedule 2.2.

3.15

Survival.

The representations and warranties contained in Article 3 shall survive for a period of two (2) years from the Closing Date, except in the case of Sections 3.1, 3.2, 3.3, 3.4 3.6, 3.10, 3.11, and 3.12 which shall terminate on the expiration of the applicable statute of limitations applicable to claims based upon, involving, or connected with the subject matter of each respective representation and warranty.

Company Initials ________                                                                                                            Purchaser Initials ________

4.

Purchase Price.

4.1

Calculating Purchase Price. The total purchase price for the Purchased Assets (“Purchase Price”) shall be Seven Hundred Fifty Three Thousand Seven Hundred Forty Dollars and Zero Cents ($753,740.00 USD). [REDACTED]

4.2

Conditions Applicable the Purchase Price. The Purchase Price is subject to reduction in accordance with the Earn-Out (defined below).  This Purchase Price is subject to setoff in the event that (i) Company breaches any term or condition within this Agreement; (ii) any of Company’s representations and/or warranties in this Agreement proves false or materially misleading; and/or (iii) any failure by Company to pay to one or more Referral Agents any and all fees owed to Referral Agents for residuals in relation to any Merchant’s processing activities.

5.

Timing of Payment. The Purchase Price shall be divided into two components: (a) a payment at the time of Closing (“Closing Payment”); (b) a conditional Earn-Out Payment (defined below) three hundred sixty five (365) days after the Closing Date.

5.1

Closing Payment.  The Closing Payment shall be Six Hundred Seventy Eight Thousand Three Hundred Sixty Six Dollars and no Cents ($678,366.00 USD), subject to reduction based upon any Advanced Payment (as defined below). This Closing Payment is based upon ninety percent (90%) of the total Purchase Price. The amount of the Closing Payment is not subject to increase for any reason.  At Purchaser’s sole and absolute discretion, prior to the Closing Date, Purchaser may elect to pay Company the Closing Payment in mulitple installments following Company’s successful attainment of the required thrid party assignments and/or consents in relation to the Portfolio Residual.  If installment payments are made in relation to the Closing Payment, such payments shall correspond with the schedule outlined in Schedule 5.1 attached hereto.

5.2

Advanced Payment Option.  Following the execution of this Agreement by both Parties, but prior to Closing, Purchaser at its sole and absolute discretion may elect to remit to Company any portion of the Purchase Price (“Advanced Payment”).  Under this circumstance, the Closing Payment shall be reduced by this Advanced Payment, and upon Closing, the lesser remaining Closing Payment shall be remitted from Purchaser to Company. Should Purchaser make an Advanced Payment to Company and the transactions contemplated by this Agreement fail to close, Company agrees to repay Purchaser the Advanced Payment in full within five (5) business days following the receipt of Company’s written demend.

5.3

Earn-Out Payment.  Upon the condition that the Company’s Earn-Out prerequisites are satisfied (defined below), Company shall receive a one time Earn-Out Payment in the amount of  Seventy Five Thousand Three Hundred Seventy Four Dollars and no Cents ($75,374.00 USD) (the “Earn-Out” or “Earn-Out Payment”).  This conditional Earn-Out Payment is based upon ten percent (10%) of the Purchase Price. The amount of the Earn-Out Payment is not subject to increase for any reason.

Company Initials ________                                                                                                            Purchaser Initials ________

6.

Conditions Upon Payment (Earn-Out and Setoff). Final Payment shall be subject to and conditioned upon both: (a) an Attrition Guarantee; and (b) the Performance Obligations (each defined below), which together shall comprise the Company’s earn-out (“Earn-Out Conditions”).  If either the Attrition Guarantee or Performance Obligations are not satisfied, then Purchaser shall have no obligation to pay Company the Earn-Out Payment.

6.1

Attrition Guarantee.  Company guarantees (“Attrition Guarantee”) that the Portfolio Residual’s annual average attrition rate (the percentage that the Net Revenue derived from the Portfolio Residual decreases during the twelve months immediately following the Closing) (the “Attrition Rate”) shall not exceed (i) fifteen percent (15%) during the 365-day period immediately following the Closing Period (“Earn-Out Period”).  Applying the permitted annual attrition rate of fifteen percent (15%) to the stipulated monthly Net Revenue figure (of $37,687.00), in order to satisfy the Attrition Guarantee, the average of monthly Net Revenues Purchaser derives from the Portfolio Residual during the twelve (12) month Earn-Out Period shall be no less than $32,033.00 per month. The Attrition Guarantee is calculated based upon the Merchant accounts that contribute to the Portfolio Residual as of the Closing Date. For the purpose of determining the Attrition Rate, the calculation (based upon the Portfolio Residual) shall only factor in the Net Revenues derived from the Merchant accounts that contributed to the Portfolio Residual as of the Closing Date, and shall not include any additional revenues derived from any future Merchant accounts brought under contract with Purchaser after the Closing.

6.2

Performance Obligations.  In addition to the Attrition Guarantee, in order to become entitled to receive the conditional Earn-Out Payment, Company must also ensure that Company at all times during the Earn-Out Period satisfies and upholds all of Company’s obligations, undertakings, duties, and representations and warranties, as set forth in this Agreement (“Performance Obligations”).  If (i) Company breaches any term or condition of this Agreement; or (ii) if any of Company’s representations and/or warranties proves false or materially misleading, such an occurrence shall be deemed a failure by the Company to satisfy its Performance Obligations.

6.3

Loss of Earn-Out Payment. If either the Attrition Guarantee and/or Performance Obligations are not satisfied during the Earn-Out Period, Company shall not be entitled to the conditional Earn-Out Payment, under which circumstance, Purchaser’s Closing Payment to Company shall be deemed the sole and exclusive payment obligation owed from Purchaser to Company as full and complete consideration for this transaction, no additional payments will then after be due from Purchaser to Company, and Company shall retain full, sole, and exclusive ownership rights over all Purchased Assets as set forth in this Agreement. Without limiting Purchaser’s possible remedies in law and/or equity, Purchaser’s payment obligations to Company are further subject to setoff for any amount owed to Purchaser due to any misrepresentations or breach of warranties or covenants by Company, or Company’s breach of any provision of this Agreement. The Parties agree that in the event that Company is not entitled to receive its Earn-Out Payment, this occurrence shall not be considered punitive, nor shall it in any way restrict any of Purchaser’s other rights to recover against Company in law and/or equity.

Company Initials ________                                                                                                            Purchaser Initials ________

7.

Representations and Warranties of the Purchaser. Purchaser hereby represents and warrants to the Company that Purchaser has full power and authority to enter into the Agreement.  Upon execution by the Parties, subject to the conditions herein, this Agreement will constitute valid and legally binding obligations of the Purchaser.

8.

Conditions to the Purchaser’s Obligations at Closing.  Purchaser’s obligations under this Agreement are subject to and conditioned upon Company’s fulfillment of all of the following conditions on or before the Closing Date, unless otherwise waived by Purchaser in writing, at Purchaser’s sole and exclusive discretion.

8.1

Representations and Warranties.  The representations and warranties of the Company contained in this Agreement (and all Company obligations contained within each representation and warranty) shall be true and correct in all respects as of such Closing.

8.2

Performance.  The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before such Closing. In relation to the Portfolio Residual and Assigned Agreements, Company has, on behalf of Purchaser, obtained all third party consents, acknowledgements, and/or assignments required in order for Purchaser to assume ownership over the rights and interests in the Portfolio Residual and/or Assigned Agreements, as evidenced in a signed writing by each respective party thereto and Purchaser. There is no other agreement between Company and any Processor, Referral Agent, Merchant, and/or vendor that was not assigned to Purchaser in relation to the Portfolio Residual, unless Purchaser waived any assignment to any such agreement in a separate writing.

8.3

Certificate.  The Company’s Board of Directors shall have delivered to the Purchaser at the Closing a certificate certifying (i) a resolutions of the Board of Directors of the Company approving this Agreement, and the transactions contemplated under this Agreement, and (ii) a resolution of Company’s Board of Directors authorizing Bill Clark, CEO to execute any and all documents in relation to or in furtherance of this Agreement.

8.4

Proceedings and Documents.  All proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory to Purchaser in form and substance, and Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates. Company shall have provided Purchaser with any and all documents requested by Purchaser during Purchaser’s due diligence period (unless any subsequently waived by Purchaser in a signed writing) and Purchaser has determined that all such information therein satisfies Purchaser’s requests.   Prior to the Closing Date, Company shall have taken all actions necessary in order to obtain all consents and/or assignments as required or otherwise requested by Purchaser in relation to any and all third party contracts, agreements, and other undertakings to the transaction. The consent and assignment prerequisites include, but are not limited to (i) Company’s assignment to Purchaser of Company’s ownership and/or contractual rights (but not obligations, unless agreed upon by Purchaser) in relation to the Portfolio Residual and the proceeds derived therefrom; and (ii) the consent and acknowledgment of all third party credit, debit, and/or gift card processors,

Company Initials ________                                                                                                            Purchaser Initials ________

independent sales organizations, Referral Agents, third party independent contractors, and vendors in relation thereto. The sufficiency of the third party consents obtained shall be subject to Purchaser’s sole and exclusive approval.  Purchaser shall have an absolute unilateral right to determine the form, content, and sufficiency of any and all third party consents and contractual assignments that Purchaser elects to require.

8.5

Schedules of Purchased Assets and all Related Information. Prior to Closing, in a form and content to the satisfaction of Purchaser, Company shall provide Purchaser with Schedules identifying all Purchased Assets (and if applicable, the locations of such assets), for all of the following:

(a)

The Portfolio Residual Schedule. A schedule (Schedule 8.5(A))  identifying each Merchant and/or Merchant Account within the Portfolio Residual. Company shall itemize (within a table): the Merchant’s average monthly processing volume during the prior twelve (12) months, average monthly transaction volume during the prior twelve (12) months, average monthly gross and net revenue received by Company during the prior twelve (12) months as a result of the Merchant Account for each Merchant Identification Number (“MID”), the Referral Agent(s) that are paid residual fees in relation to the Merchant’s Merchant Account (and the fee split applicable thereto for each Referral Agent), and all other readily available information in relation to each Merhant (Merchant’s legal name, address, contact information, personnel to contact on behalf of each Merchant, email addresses and phone numbers for such personnel, etc.).

(b)

The Assigned Agreements Schedule. A schedule (Schedule 8.5(B))  specificially identifying each of the Assigned Agreements (as well as any and all Amendments thereto), between Company and each Processor, Referral Agent, vendor, Merchant, and any other third party contractors (and further detailing and identifying all legal information and updated contact information for each Assigned Agreement). For each Assigned Agreement, this Schedule shall also contain a signed copy of all written acknowledgments and assignments required under Section 8.4 herein and/or otherwise within this Agreement.

(c)

The Accounts Receivable Schedule. A schedule (Schedule 8.5(C))  identifying all itemized Accounts Receivable owed to Company in relation to the Portfolio Residual as of the date of Closing and all proceeds owed therefrom.

(d)

The Proprietary Information Schedule. A schedule (Schedule 8.5(D)) identifying all Company’s Proprietary Information in relation to the Portfolio Residual.

(e)

Schedule of Referral Agents.  A schedule (Schedule 8.5(E))  identifying each Referral Agent, including each Referral Agent’s legal address, telephone number, email address, banking information for payment, as well as each Merchant for which each Referral Agent receives a residual, and the corresponding fee split paid to each Referral Agent for each Merchant.  This shedule shall also include a copy of the signed, legally enforceable referral agreement between Company and each Referral Agent.

Company Initials ________                                                                                                            Purchaser Initials ________

8.6

Acknowledgment of Creditors and Investors.  For each of Company’s third party creditors, lenders, investors, and funding sources (each a “Creditor”), Company shall obtain a written and signed acknowledgment from each Creditor, forever releasing any claim each Creditor has or may have in relation to the Purchased Assets, including but not limited to any right to recover any debt against the Purchased Assets (the “Creditor Release”). The Creditor Release is required in order to ensure that Purchase Assets shall be transferred with free and clear title, without any Liens, encumbrances, and/or potential claims in relation thereto.  A copy of all Creditor Releases shall be provided before or at Closing as Schedule 8.6.

9.

Indemnification.

9.1

Right of Indemnification. For a period of three (3) years from the Closing Date, each Party agrees to indemnify, defend, and hold harmless the other party and the other party’s directors, officers, managers, employees, authorized representatives and agents, from and against any and all losses, liabilities, damages, penalties and expenses of any kind (including but not limited to attorneys’ fees and cost of defense) (the “Losses”) that the non-breaching party suffers or incurs as a result of: (i) any failure by the breaching party or any employee or agent of such breaching party to comply with the terms of this Agreement; or (ii) any false representation or warranty made by such party to the other party (the “Claim”) .  Notwithstanding the foregoing, in the case of Sections 3.1, 3.2, 3.3, 3.6, and 3.11, the indemnification period shall survive the greater of: three (3) years, or the expiration of the applicable statute of limitations.  Each party shall promptly notify the other party of any claim or threat of claim of which such party becomes aware and that may give rise to a request for indemnification.

9.2

Procedure. The party seeking indemnification (the “Indemnified Party”) shall:  (i) give the indemnifying party (the “Indemnifying Party”) prompt written notice of such Claim; and (ii) allow the Indemnifying Party to control, and reasonably cooperate with the Indemnifying Party in, the defense and all related negotiations.  The Indemnifying Party shall not enter into any stipulated judgment or settlement that purports to bind the Indemnified Party without the Indemnified Party’s express written authorization.  Notwithstanding the foregoing, the Indemnifying Party shall have no indemnity obligation for Claims arising solely from the Indemnified Party’s gross negligence or willful misconduct.

10.

Non-Compete; Non-Solicitation; Non-Disclosure. As of the Closing Date, (i) any Merchant whose Merchant account contributes to or comprises the fees paid in relation to the Portfolio Residual shall solely and exclusively be considered the customer of Purchaser, not Company.  For a period of three (3) years from the Closing Date, neither Company, nor any of its principals, exectives, officers, directors, managers, employees, salespersons, or entities in which such principal has any interest, will directly or indirectly (i) solicit, market to, endeavor to obtain as a customer, or contract with any Merchant in order to provide services to such Merchant in competition with Purchaser; or (ii) solicit any employee, independent sales organization, independent contractor, or Referral Agent that is a party to any Assigned Agreement to terminate its contractual or business relationship with Purchaser and/or Processor, or to otherwise compete directly or indirectly with Purchaser.  Any such action shall be a material breach of this Agreement.

Company Initials ________                                                                                                            Purchaser Initials ________

From the Closing Date and thereafter, Company, and its directors, officers, managers, and employees will not directly or indirectly disclose to any third party or use for their benefit any Proprietary Information, Confidential Information, or other confidential or proprietary information of the Company or the Purchaser related to the Business, the Purchased Assets, and/or this Agreement (except in furtherance of this Agreement for the benefit of Purchaser).

11.

Miscellaneous.

11.1

Survival of Warranties.  Unless otherwise set forth in this Agreement, the representations and warranties of the Parties, contained in or made pursuant to this Agreement, shall survive the execution and delivery of this Agreement and the Closing, and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of Purchaser or the Company.

11.2

Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

11.3

Governing Law.  This Agreement shall be governed by the internal law of the State of Illinois.

11.4

Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail, pdf, or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

11.5

Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

11.6

Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as set forth herein, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this section.  If notice is given to the Company, a copy shall also be sent to Bill Clark, CEO,  ; and if notice is given to the Purchaser, a copy shall also be given to James A. Stark, Counsel jstark@chfs.us.

Company Initials ________                                                                                                            Purchaser Initials ________

To Purchaser:	To Company:

C&H Financial Services, Inc.	Spindle, Inc.
1110 W. Kettleman Ln. Ste. 48	8700 E. Vista Bonita #260
Lodi, CA 95240	Scottsdale, AZ 85255
Attn: Anthony Holder, CEO	Attn: Bill Clark, CEO

11.7

Finder’s Fees. Purchaser shall be solely responsible to [REDACTED] for the payment of the pre-negotiated and contractually agreed upon finder’s/broker’s fee (“Broker’s Fee”).  Purchaser shall not be responsible for any other finder’s or broker’s fee claimed by any other party. Other than the above identified Broker’s Fee, Company agrees to indemnify and hold harmless Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

11.8

Attorneys’ Fees.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

11.9

Amendments and Waivers. Except as set forth in this Agreement, and without modifying or otherwise reducing Purchaser’s unilateral right (but not obligation) to approve or waive in writing any of Company’s conditions precedent to Closing under Article 8 at Purchaser’s sole discretion, any term of this Agreement may be amended, terminated or waived only with the mutual written consent of both Purchaser and Company.

11.10

Severability; Construction; Further Assurances. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless otherwise specified or demonstrated by the parties based on established industry standards, the terms used here within shall be given their ordinary meaning. The parties hereto shall execute and deliver such other instruments and documents, and take such other actions, as a party reasonably requests or as are necessary or appropriate to evidence or effect the transactions contemplated by this Agreement.

11.11

Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

Company Initials ________                                                                                                            Purchaser Initials ________

All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

11.12

Entire Agreement.  This Agreement (including the Exhibits, Schedules, and Attachments hereto) constitute the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties are expressly canceled.

11.13

Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Illinois and to the jurisdiction of the United States District Court for the Northern District of Illinois for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Illinois or the United States District Court for the Northern District of  Illinois, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL:  EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS.  EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL

The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the Northern District of Illinois or any court of Illinois having subject matter jurisdiction.

Company Initials ________                                                                                                            Purchaser Initials ________

The Parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of June 4, 2015.

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first written above.

COMPANY:

SPINDLE, INC.

By:  ___________________________

Name: William (Bill) Clark, Chairman

and CEO

Date: __________________________

PURCHASER:

C&H FINANCIAL SERVICES, INC.

By:  ___________________________

Name: Anthony Holder, CEO

Date: __________________________

Company Initials ________                                                                                                            Purchaser Initials ________